Exhibit 10.12

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Termination Agreement”), effective as of December 23, 2020, is entered into by and between ROSENTHAL & ROSENTHAL, INC., a New York corporation (“Senior Lender”) and RAPTOR/HARBOR REEDS SPV LLC, a Delaware limited liability company (“Junior Lender”) and terminates that certain Subordination Agreement by and between the parties dated October 4, 2018 (“Subordination Agreement”). Capitalized terms not defined herein have the meanings ascribed to them in the Subordination Agreement.

WHEREAS, the Junior Lender Indebtedness has been satisfied in full pursuant to that certain Satisfaction, Settlement and Release of Claims agreement dated December 11, 2020; and

WHEREAS, Junior Lender and Senior Lender desire to terminate the Subordination Agreement and release each other from all obligations, rights, responsibilities, and duties thereunder, including but not limited to Junior Lender’s purchase right set forth in Section 7.3 of the Subordination Agreement (“Purchase Right”) and the Overadvance Put set forth in Section 7.4.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Termination. Each of Senior Lender and Junior Lender hereby terminates the Subordination Agreement, effective as of the date hereof, and hereby agrees that from and after the date hereof, the Subordination Agreement shall be of no further force and effect and none of the parties thereto shall have any further obligations, rights, responsibilities or duties under such Subordination Agreement. As such, Junior Lender’s Purchase Right and Overadvance Put are hereby terminated.

2. Entire Agreement. This Termination Agreement contains the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

3. Successors and Assigns. This Termination Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

4. Governing Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

5. Counterparts. This Termination Agreement may be executed in counterparts, delivered by facsimile, electronic mail (including any electronic signature complying with the U.S. Federal E-SIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Termination Agreement as of the date first written above.

ROSENTHAL & ROSENTHAL, INC.,
a New York corporation

By:	/s/ Robert Miller
Name:	Robert Miller
Title:	EVP

RAPTOR/HARBOR REEDS SPV LLC,
a Delaware limited liability company

By:	/s/ Robert Needham
Name:	Robert Needham
Title:	CFO